As filed with the Securities and Exchange Commission on May13, 2014

Registration No. 333-174395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-174395

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LCA-Vision Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-2882328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7840 Montgomery Road

Cincinnati, Ohio 45236

(Address of principal executive offices) (Zip code)

LCA-Vision Inc.

2011 Stock Incentive Plan

(Full title of the plan)

Michael J. Celebrezze

Chief Executive Officer

LCA-Vision Inc.

7840 Montgomery Road

Cincinnati, Ohio 45236

(513) 792-9292

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Bridget C. Hoffman

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, OH 45202

(513) 381-2838

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (collectively, the “Registration Statement”) :

Registration Statement No. 333-174395, filed by LCA-Vision Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on May 20, 2011, relating to the registration of 1,600,000 shares of common stock, $0.001 par value, of the Company issuable under LCA-Vision Inc. 2011 Stock Incentive Plan.

On May 12, 2014, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 13, 2014 (the “Merger Agreement”), by and among the Company, PhotoMedex, Inc. (“PhotoMedex”) and Gatorade Acquisition Corp. (“Merger Sub”), resulting in the Company continuing as the surviving corporation and a wholly owned subsidiary of PhotoMedex.

At the effective time of the merger, each outstanding share of LCA common stock (other than dissenting shares, treasury shares, shares owned by PhotoMedex and its subsidiaries and shares owned by any subsidiary of LCA) was cancelled and converted into the right to receive $5.37 in cash, without interest and less any applicable withholding taxes. Immediately prior to the effective time of the merger, each outstanding option to acquire common stock granted under any LCA equity incentive plan, whether vested or exercisable, was cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $5.37 over the per share exercise price of the option multiplied by (ii) the total number of shares of common stock subject to the option. Immediately prior to the effective time of the merger, each outstanding restricted stock unit award or other right to receive common stock granted under any LCA equity incentive plan, whether or not then vested or exercisable (including performance-based awards at target), was cancelled and converted into the right to receive $5.37 per share in cash, without interest and less any applicable withholding taxes.

As a result of the merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered under the Registration Statement but unsold (if any) as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, State of Ohio, on May 13, 2014.

Date: May 13, 2014

LCA-VISION INC.

By:	/s/ Michael J. Celebrezze
Name: Michael J. Celebrezze
Title: Chief Executive Officer